EXHIBIT 1

PG&E GAS TRANSMISSION
NORTHWEST CORPORATION
SAVINGS FUND PLAN FOR
NON-MANAGEMENT EMPLOYEES AND TRUST

FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000
AND
INDEPENDENT AUDITORS' REPORT

PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
SAVINGS FUND PLAN FOR NON-MANAGEMENT
EMPLOYEES AND TRUST

Table of Contents
Page
INDEPENDENT AUDITORS' REPORT	3
FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000:
Statements of Net Assets Available for Benefits	4
Statements of Changes in Net Assets Available for Benefits	5
NOTES TO FINANCIAL STATEMENTS	6-11
SUPPLEMENTAL SCHEDULE:
Schedule H Line 4i - Schedule of Assets (Held At End of Year)	12

INDEPENDENT AUDITORS' REPORT

To the Employee Benefit Committee of PG&E Corporation, PG&E Gas Transmission,
Northwest Corporation, and Participants in the PG&E Gas Transmission,
Northwest Corporation Savings Fund Plan for Non-Management Employees and Trust:

We have audited the accompanying statements of net assets available for benefits of PG&E Gas Transmission, Northwest Corporation Savings Fund Plan for Non-Management Employees and Trust (the Plan) as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2001 and 2000, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held at end of the year is presented for the purpose of additional analysis and is not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Mah & Associates, LLP

San Francisco, California

June 5, 2002

PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
SAVINGS FUND PLAN FOR NON-MANAGEMENT
EMPLOYEES AND TRUST

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	As of December 31,
	--------------------------------------
	2001	2000
	---------------	--------------
ASSETS:
Investments:
Investments at Fair Value	$9,402,821	$9,753,847
Participant Loans	124,612	148,230
	-----------------	----------------
Total Investments	9,527,433	9,902,077
Cash	80,000	-
	-----------------	----------------
Total Assets	9,607,433	9,902,077
	-----------------	----------------
LIABILITIES	80,000	-
	-----------------	----------------
NET ASSETS AVAILABLE FOR BENEFITS	$9,527,433	$9,902,077
	==========	=========

The accompanying Notes to the Financial Statements are an integral part of these statements.

PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
SAVINGS FUND PLAN FOR NON-MANAGEMENT
EMPLOYEES AND TRUST

STATEMENTS OF CHANGES NET ASSETS AVAILABLE FOR BENEFITS

	Year ended December 31,
	------------------------------------
	2001	2000
	----------------	---------------
INCREASE IN NET ASSETS ATTRIBUTABLE TO:
Employer Contributions	$107,542	$107,313
Employee Contributions	481,656	432,751
Interest and Dividend Income	101,050	320,966
	----------------	---------------
Total Increase	690,248	861,030
	----------------	---------------
DECREASE IN NET ASSETS ATTRIBUTABLE TO:
Benefits Paid to Participants	415,675	1,561,496
Net Depreciation in Fair Value of Investments	377,739	392,030
	----------------	---------------
Total decrease	793,414	1,953,526
	----------------	---------------
NET DECREASE BEFORE ASSET TRANSFERS	(103,166)	(1,092,496)
Asset transfers out	(271,478)	(197,744)
	----------------	---------------
NET DECREASE	(374,644)	(1,290,240)
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of Year	9,902,077	11,192,317
	----------------	---------------
End of Year	$9,527,433	$9,902,077
	=========	========

The accompanying Notes to the Financial Statements are an integral part of these statements.

PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
SAVINGS FUND PLAN FOR NON-MANAGEMENT
EMPLOYEES AND TRUST

NOTES TO FINANCIAL STATEMENTS

NOTE 1: DESCRIPTION OF PLAN

Following is a brief description of the PG&E Gas Transmission, Northwest Corporation Savings Fund Plan for Non-management Employees and Trust (the Plan). The Plan document provides a more complete description of the Plan's provisions.

General - The Plan is intended to constitute a qualified profit sharing plan, as described in Internal Revenue Code (Code) Section 401(a), which includes a qualified cash or deferred arrangement, as described in Code Section 401(k). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

The Board of Directors of PG&E Corporation (the Corporation), the parent company of PG&E Gas Transmission, Northwest Corporation (the Company), established the Employee Benefit Committee (EBC) to have oversight over the financial management of affiliated company funded employee benefit plans.

Eligibility - Employees are eligible to participate in the Plan if the employee is classified as a bargaining unit employee of the Company. Each eligible employee becomes eligible to participate on the first day of the next payroll period after the date they complete a 12-month period of employment.

Contributions - Participating employees may elect to contribute from 1 to 16 percent of their covered compensation (Covered Compensation) on a pre-tax basis, on an after-tax basis, or a combination of both, through payroll deductions. The Covered Compensation for purposes of the Plan is limited by the Code to $170,000 for 2001 and 2000. Participants may also rollover amounts representing distributions from other qualified contribution plans. Pre-tax contributions are not subject to federal or state income tax until withdrawn or distributed from the Plan.

As provided by the Code, pretax employee contributions may not exceed $10,500 for 2001 and 2000, and total contributions (employee and employer) to a participant's account may not exceed the lesser of 25 percent of Covered Compensation, or $35,000 and $30,000 for 2001 and 2000, respectively.

The Company matches contributions in an amount equal to 50 percent of each participant's elective contribution, up to 6 percent of the participant's Covered Compensation, as defined by the Plan Document.

Participant Accounts - Individual accounts are maintained for each of the Plan's participants and each account is credited with their elective contribution, the Company's matching contribution and an allocation of the Plan's net earnings and administrative expenses. Allocations are based on participant account balances, as defined in the Plan Document.

Vesting - Employee elective contributions, Company matching contributions, and the accumulated earnings thereon are 100 percent vested at all times.

Investment Options - Individual Plan participants designate the way in which their contributions and employer contributions are invested and may change their investment designation at any time. The following investment funds were available to the participants as of December 31, 2001 and 2000:

  PG&E Corporation Stock Fund - This Fund is designed to provide participants with an opportunity to own part of PG&E Corporation and share in the investment performance of PG&E Corporation stock, while holding an appropriate level (approximately one to five percent) of short-term investments to meet daily liquidity requirements.
  Asset Allocation Fund - This fund is a balanced fund which invests in a mix of common stocks, long-term U.S. Treasury bonds and money market instruments.
  S&P 500 Stock Fund - This growth and income fund invests in the same stocks at approximately the same percentages as the S&P 500 Index.
  U.S. Treasury Allocation Fund - This fund invests in long-term U.S. Treasury bonds with maturities of 20 years or more, intermediate-term U.S. Treasury notes with maturities of five to seven years, and short-term (91-day) U.S. Treasury bills.
  LifePath Funds - These five diversified funds are designed to meet long-term investment goals based on various time horizons. Each fund invests in a changing mix of up to 17 U.S. and international asset classes, including stocks and bonds from virtually every major marketplace.
  Money Market Fund - The fund invests in several investment grade instruments, including U.S. government and agency obligations, fixed time deposits, bankers' acceptances, bank obligations, short-term corporate debt instruments, repurchase agreements and unsecured loan participations. The maturities for these instruments are generally less than three months.
  Guardian Trust Fund - This fund is a growth and income fund which invests in a well diversified mix of common stocks of established, high-quality companies considered to be under-valued when compared to stocks of similar companies.
  Foreign Fund - The assets held by this fund are widely diversified throughout the world. The allocation is adjusted by the portfolio managers in response to varying market conditions. International investing has significant growth potential, but is subject to risks associated with market conditions, currency exchange rates and political climates.

Participant Loans - Participants may borrow from their account balance a minimum of $1,000 and a maximum equal to the lesser of $50,000 or 50 percent of their account balance. As these loans are repaid by the participant, the proceeds, including interest, are returned to the participant's account. Loans are repaid through payroll deductions over periods ranging up to 5 years for general purpose loans or up to 15 years for the purchase of a primary residence. The interest rate is determined by the plan administrator commensurate with prevailing interest rates. During 2001, the interest rate charged on participant loans was equal to the Trustee's prime rate plus 2 percent. Interest rates on outstanding loans range from 8.75 percent to 11.5 percent. These loans will mature from 2002 to 2006.

Benefits - Upon termination of service, death, disability or retirement, a participant may elect to receive an amount equal to the value of the participant's vested interest in their account. The form of payment is a single lump-sum distribution, a portion paid in a lump sum and the remainder paid later, or an annuity to be paid in monthly installments. In the case of the participant's death, the participant's beneficiaries will receive the participant's account value in a lump sum payment.

Withdrawals - Except upon death, total disability, termination or retirement, withdrawal of participant balances requires approval of the Trustee and Plan Administrator. In-service withdrawals and hardship withdrawals are permitted.

Administrative Expenses - The Company pays certain costs of administering the Plan, including fees and certain expenses of the Trustee. Certain investment management fees are paid by participants. The fees paid by participants reduce the investment return reported and credited to participants.

Voting Rights - Each participant is entitled to exercise voting rights attributable to the equivalent shares allocated to their account for the PG&E Corporation Stock Fund and is notified by the Trustee prior to the time that such rights are to be exercised. The Trustee is not permitted to vote any share for which a participant has not given instructions. The Trustee is required, however, to vote any unallocated shares on behalf of the collective best interest of Plan participants and beneficiaries.

Plan Termination - The Corporation's Board of Directors reserves the right to amend or terminate the Plan at any time subject to provisions of ERISA. In the event of the Plan's termination, participants will receive full payment of the balance in their accounts. No plan assets may revert to the Company or the Corporation.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Use of Estimates - The accompanying financial statements are prepared on the accrual basis and in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the accompanying financial statements, exhibits, schedules and disclosures.

Investment Valuation and Income Recognition - Investments of the Plan are stated at fair value. Fair value for shares is determined by quoted prices in an active market on the last business day of the Plan year. Participant's notes receivable are valued at cost which approximates fair value.

Interest income, dividends, investment management fees, where appropriate, and the net appreciation or depreciation in the fair value of the investments held by the Plan are allocated to the participant's accounts each day.

Interest income is recognized as it is earned; dividends are recorded on the ex-dividend date.

Net appreciation (depreciation) in fair value of investments consists of the net change in unrealized appreciation (depreciation) during the year on investments held at the end of the year and the realized gain or loss on the sale of investments during the year.

A participant's interest in the investment funds is represented by participation units allocated on the basis of contributions and assigned a unit value on the basis of the total value of each fund.

Purchases and sales of securities are recorded on a trade date basis. Realized gains and losses from security transactions are reported on the average cost basis.

Payment of Benefits - Benefit payments to participants are recorded upon distribution.

NOTE 3: INVESTMENTS

General - Each investment fund is managed by the Trustee or an investment manager, which has discretionary investment authority over the funds. Although the EBC is responsible for the selection of the Plan's investment funds, neither the Company nor the Corporation is involved in their day-to-day investment operations.

Fund Information - The following individual investments at fair value represented 5 percent or more of the net assets of the Plan:
	As of December 31,
	---------------------------------------
	2001	2000
	---------------	----------------

PG&E Corporation Stock Fund	$1,169,830	$920,850
Asset Allocation Fund	-	523,005
S&P 500 Stock Fund	2,683,664	2,976,263
U.S. Treasury Allocation Fund	-	589,439
LifePath Income Fund	966,813	578,531
Money Market Fund	1,838,410	1,465,617
Guardian Trust Fund	1,225,321	1,272,192

Net depreciation in fair value of investments (including investment purchased, sold, as well as held during the year) is as follows:
	Year ended December 31,
	-----------------------------------------
	2001	2000
	-----------------	----------------

PG&E Corporation Stock Fund	$97,177	$62,754
Asset Allocation Fund	(35,491)	5,836
S&P 500 Stock Fund	(363,980)	(259,895)
U.S. Treasury Allocation Fund	32,687	39,111
LifePath Income Funds	(30,994)	9,745
Guardian Trust Fund	(40,092)	(222,613)
Templeton Foreign Fund	(37,046)	(26,968)
	------------------	-----------------
Net depreciation in fair value of investments	$(377,739)	$(392,030)
	==========	=========

Financial Investments with Off-Balance Sheet Risk - The EBC has adopted a "Position Statement on Risk Management" which applies to the Plan. This statement recognizes that derivatives may be used by the Plan's investment managers to achieve their investment objectives. However, the Plan assets will not be exposed to risks through derivatives that would be inappropriate in their absence. At December 31, 2001 and 2000, the Plan held no direct investments in derivatives.

NOTE 4: RELATED-PARTY TRANSACTIONS

Certain plan investments are shares of mutual funds managed by the Trustee. The Plan also invests in PG&E Corporation Stock. These transactions qualify as party-in-interest transactions.

NOTE 5: TAX STATUS

The Internal Revenue Service (IRS) had ruled, by letter dated September 9, 1996, that the Plan is a qualified tax-exempt plan under Section 401(a) and Section 409(a) of the Code and the trust forming a part thereof is exempt under Section 501(a) of the Code. Accordingly, no provision for federal income taxes has been made to the financial statements. The Company believes that the Plan continues to be designed and operated in accordance with the applicable requirements of the Code. A new determination letter request was filed with the IRS on February 27, 2002. Furthermore, participating employees are not liable for federal income tax on amounts allocated to their accounts attributable to: (1) employee 401(k) contributions, (2) reinvested dividends, earnings, and interest income on both 401(k) contributions and non-401 (k) contributions, or (3) employer contributions, until the time that they withdraw such amounts from the Plan.

NOTE 6: CHAPTER 11 BANKRUPTCY FILING

On April 6, 2001, Pacific Gas and Electric Company (the Utility), a subsidiary of the Corporation, sought protection from its creditors through a Chapter 11 bankruptcy filing. Subsequently, the Utility and the Corporation jointly filed with the Bankruptcy Court a Proposed Plan of Reorganization, as amended (the POR), that generally provides for the creation of three new companies and the separation of the Utility's operations into four lines of business based on the Utility's historical functions (Generation, Electric Transmission, Gas Transmission, and Electric and Gas Distribution) and payment of all valid claims, with interest. Under the POR, the Electric and Gas Distribution business would remain with the Utility and the three other business units would be transferred to the newly created companies. Under the POR, participants in the Plan would also be separated along business lines. In addition, the POR contemplates that the common stock of the Utility that is held by the Corporation would be spun off to the Corporation's stockholders. The POR is subject to confirmation by the Bankruptcy Court before it can become effective. Accordingly, the disaggregation, plan separation, spin-off, and other transactions contemplated under the POR will be implemented only if the POR is confirmed and becomes effective.

Historically, the Corporation paid quarterly dividends to participants in the PG&E Corporation Stock Fund. In light of its financial condition, the Corporation suspended the payment of the dividend in January 2001, and has not declared a dividend since then. The suspension of the January 2001 payment of dividends and the absence of the declaration of dividends since then is not expected to have an effect on the Plan design and operation.

NOTE 7: SUBSEQUENT EVENT

Effective June 3, 2002, the Plan merged into the PG&E Corporation Retirement Savings Plan for Union-Represented Employees (the Union RSP), with all assets transferred thereto. The Union RSP is administered and sponsored by the Corporation. Investment assets of the Union RSP are maintained in the PG&E Corporation RSP Master Trust.

* * * * **

PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
SAVINGS FUND PLAN FOR NON-MANAGEMENT
EMPLOYEES AND TRUST

EIN #:	94-1512922
PLAN #:	006

SCHEDULE H Line 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
Identity of Issuer and Description of Investment (including Maturity and Yield)	Number of Units	Current Value
--------------------------------------------------------------	------------------	-----------------
Employer Custom Fund:
* PG&E Corporation Stock Fund	105,106.0363	$1,169,830

Collective Investment Funds:
Asset Allocation Fund
* Barclays Global Investors, N.A.	13,589.9848	466,680
S&P 500 Stock Fund
* Barclays Global Investors, N.A.	59,163.6700	2,683,664
LifePath Income Fund
* Barclays Global Investors, N.A.	58,630.2460	966,813
LifePath Fund 2010
* Barclays Global Investors, N.A.	8,779.4382	166,019
LifePath Fund 2020
* Barclays Global Investors, N.A.	13,764.8426	276,811
LifePath Fund 2030
* Barclays Global Investors, N.A.	6,592.3498	139,231
LifePath Fund 2040
* Barclays Global Investors, N.A.	7,311.4101	163,264
Money Market Fund
* Barclays Global Investors, N.A.	1,839,043.5700	1,839,044

Mutual Funds:
Guardian Trust Fund
Neuberger & Berman	107,578.6691	1,225,321
Foreign Fund
Templeton Foreign Fund	33,096.6915	306,144

Participant Loans (interest rates from 9.75 % to 11.5%, annually, maturity dates from 4/11/01 through 1/29/06)		124,612
		-----------------
Total Assets Held for Investment Purposes		$9,527,433
		==========

*Represents a party-in-interest as defined by ERISA